EXHIBIT 99

Gateway, Inc.

Consolidated Financial Statements as of September 30, 2004

and for the Nine Months Then Ended and December 31, 2003 and 2002 and for the Years Then Ended

and Independent Registered Public Accounting Firms’ Reports

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Gateway, Inc.

We have audited the accompanying consolidated balance sheet of Gateway, Inc. and subsidiaries as of September 30, 2004, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the nine months ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Gateway, Inc. and subsidiaries as of September 30, 2004, and the results of their operations and their cash flows for the nine months ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Costa Mesa, California

December 15, 2004

REPORT	OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Gateway, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of Gateway, Inc. and its subsidiaries at December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Diego, California

January 30, 2004 except for Note 12 which is as of December 15, 2004

GATEWAY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2004 and Years Ended December 31, 2003 and 2002

(in thousands, except per share amounts)

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Net sales	$2,621,107	$3,402,364	$4,171,325
Cost of goods sold	2,404,626	2,938,800	3,605,120

Gross profit	216,481	463,564	566,205
Selling, general and administrative expenses	803,341	974,139	1,077,447

Operating loss	(586,860)	(510,575)	(511,242)
Other income, net	11,291	19,328	35,496

Loss before income taxes	(575,569)	(491,247)	(475,746)
Provision (benefit) for income taxes	(14,559)	23,565	(178,028)

Net loss	(561,010)	(514,812)	(297,718)
Preferred stock dividends and accretion	(8,371)	(11,138)	(11,323)

Net loss attributable to common stockholders	$(569,381)	$(525,950)	$(309,041)

Basic and diluted net loss per share	$(1.58)	$(1.62)	$(0.95)

Basic and diluted weighted average shares outstanding	360,305	324,160	324,020

The accompanying notes are an integral part of the consolidated financial statements.

GATEWAY, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2004 and December 31, 2003

(in thousands, except per share amounts)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$318,200	$349,101
Marketable securities	341,360	739,936
Accounts receivable, net	282,518	210,151
Inventory	224,975	114,136
Other	278,330	250,153

Total current assets	1,445,383	1,663,477
Property, plant and equipment, net	113,498	330,913
Intangible assets, net	102,259	13,983
Goodwill	155,626	—
Other assets, net	9,109	20,065

	$1,825,875	$2,028,438

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$561,196	$415,971
Accrued liabilities	301,377	277,455
Accrued royalties	48,877	48,488
Other current liabilities	239,225	257,090

Total current liabilities	1,150,675	999,004
Other long-term liabilities	120,583	109,696

Total liabilities	1,271,258	1,108,700

Commitments and contingencies (Note 5)
Series C redeemable convertible preferred stock, $.01 par value, $200,000 liquidation value, 50 shares authorized, issued and outstanding	199,460	197,720

Stockholders’ equity:
Series A convertible preferred stock, $.01 par value, $200,000 liquidation value, 50 shares authorized, issued and outstanding	200,000	200,000
Preferred stock, $.01 par value, 4,900 shares authorized; none issued and outstanding	—	—
Class A common stock, nonvoting, $.01 par value, 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 1,000,000 shares authorized; 373,445 shares and 324,392 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	3,734	3,244
Additional paid-in capital	957,893	734,550
Deferred stock-based compensation	(18,526)	—
Accumulated deficit	(787,961)	(218,571)
Accumulated other comprehensive income	17	2,795

Net stockholders’ equity	355,157	722,018

	$1,825,875	$2,028,438

The accompanying notes are an integral part of the consolidated financial statements.

GATEWAY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2004 and Years Ended December 31, 2003 and 2002

(in thousands)

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Cash flows from operating activities:
Net loss	$(561,010)	$(514,812)	$(297,718)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Write-down of long-lived assets	162,509	66,397	52,975
Depreciation and amortization	95,422	163,973	159,458
Provision for doubtful accounts receivable	9,357	11,297	11,139
Stock-based compensation	9,360	—	—
Deferred income taxes	—	6,000	257,172
Loss on sales of investments	1,206	808	30,272
Gain on settlement of acquisition liability	—	—	(13,782)
Loss on sale of property, plant and equipment	2,500	6,052	—
Other, net	(80)	1,941	(1,929)
Changes in operating assets and liabilities, net of effects of eMachines acquisition:
Accounts receivable	37,742	(23,633)	11,020
Inventory	34,861	(25,375)	31,505
Other assets	(30,640)	306,258	(76,975)
Accounts payable	(64,252)	137,716	(59,856)
Accrued liabilities	(5,198)	(95,117)	(103,868)
Accrued royalties	(12,208)	(8,196)	(79,014)
Other liabilities	(32,734)	39,382	54,924

Net cash provided by (used in) operating activities	(353,165)	72,691	(24,677)

Cash flows from investing activities:
Purchases of available-for-sale securities	(93,063)	(530,323)	(614,023)
Sales of available-for-sale securities	499,682	401,109	436,316
Capital expenditures	(30,521)	(72,978)	(78,497)
Cash paid in acquisition of eMachines, net of cash acquired	(41,350)	—	—
Proceeds from the sale of property, plant and equipment	12,086	—	—
Payment of shareholder note payable	(22,448)	—	—
Proceeds from principal payments of notes receivable	—	20,045	—
Proceeds from sale of investment	—	—	11,100
Proceeds from the sale of financing receivables	—	—	9,896

Net cash provided by (used in) investing activities	324,386	(182,147)	(235,208)

Cash flows from financing activities:
Payment of preferred dividends	(7,380)	(8,840)	(5,878)
Proceeds from common stock option exercises	5,258	1,794	367

Net cash provided by (used in) financing activities	(2,122)	(7,046)	(5,511)

Net increase (decrease) in cash and cash equivalents	(30,901)	(116,502)	(265,396)
Cash and cash equivalents, beginning of period	349,101	465,603	730,999

Cash and cash equivalents, end of period	$318,200	$349,101	$465,603

See Note 11 for additional supplemental cash flow information.

The accompanying notes are an integral part of the consolidated financial statements.

GATEWAY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2004 and Years Ended December 31, 2003 and 2002

(in thousands)

	Series A Preferred Stock		Common Stock		Additional Paid-In Capital Amount	Deferred Stock- Based Compensation Amount	Retained Earnings (Accumulated Deficit) Amount	Accumulated Other Comprehensive Income (Loss) Amount	Total Equity Amount
	Shares	Amount	Shares	Amount
Balance, January 1, 2002	50	$200,000	323,973	$3,239	$731,623	$—	$616,420	$13,802	$1,565,084
Net loss							(297,718)		(297,718)
Foreign currency translation								2,656	2,656
Net unrealized gains on available for sale securities, net of tax								795	795
Realized gain included in net loss, net of tax								(14,114)	(14,114)

Total comprehensive loss									(308,381)
Issuances of common stock through option exercises, including tax benefit of $75			99	1	366				367
Issuance of warrants					771				771
Dividends declared and accretion of redeemable preferred stock							(11,323)		(11,323)

Balance, December 31, 2002	50	200,000	324,072	3,240	732,760	—	307,379	3,139	1,246,518
Net loss							(514,812)		(514,812)
Foreign currency translation								355	355
Net unrealized loss on available for sale securities, net of tax								(699)	(699)

Total comprehensive loss									(515,156)
Issuances of common stock through option exercises, including tax benefit of $127			320	4	1,790				1,794
Dividends declared and accretion of redeemable preferred stock							(11,138)		(11,138)

Balance, December 31, 2003	50	200,000	324,392	3,244	734,550	—	(218,571)	2,795	722,018
Net loss							(561,010)		(561,010)
Foreign currency translation								(77)	(77)
Net unrealized loss on available for sale securities, net of tax								(2,701)	(2,701)

Total comprehensive loss									(563,788)
Issuance of common stock in acquisition of eMachines			42,281	423	190,266				190,689
Issuance of restricted common stock in acquisition of eMachines			5,307	53	27,491	(27,544)			—
Issuances of common stock through option exercises, including tax benefit of $643			1,465	14	5,244				5,258
Dividends declared and accretion of redeemable preferred stock							(8,380)		(8,380)
Compensation expense on stock options and restricted stock					342	9,018			9,360

Balance, September 30, 2004	50	$200,000	373,445	$3,734	$957,893	$(18,526)	$(787,961)	$17	$355,157

The accompanying notes are an integral part of the consolidated financial statements.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies:

Gateway sells its desktop and notebook computers and servers (“PCs”), PC-related products and services and consumer electronics products and services that converge or connect with PCs through its direct sales force, website, phone centers, value added resellers and third-party retail partners. Convergence and PC related products and services (“Convergence/non-PC”) consist of all products and services other than the PC, such as peripherals, software, accessories, extended warranty services, training, internet services, digital TVs, digital music players and enterprise system and networking products and services.

On March 11, 2004, Gateway completed its acquisition of eMachines, Inc., a privately-held computer company. These consolidated financial statements include eMachines’ consolidated balance sheet and results of operations subsequent to March 11, 2004 (see Note 10).

The significant accounting policies used in the preparation of the consolidated financial statements of Gateway are as follows:

(a) Basis of Presentation:

The consolidated financial statements include the accounts of Gateway and its majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include provisions for sales returns, bad debts in accounts receivable, inventory obsolescence, product warranties and rebates, restructuring activities, tax assets and litigation matters.

(c) Cash and Cash Equivalents:

Gateway considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value because of their short maturities.

(d) Marketable Securities and Long-Term Investments:

Marketable securities consisting of investments in mutual funds and equity securities with readily determinable fair values, commercial paper and debt securities are classified as available for sale and carried at fair market value based on quoted market prices. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income. The specific identification method is used to determine the cost basis in computing realized gains or losses on dispositions of marketable securities.

Long-term investments, including publicly traded equity securities, represent minority investments in other companies and are carried at cost. Certain of these investments carried restrictions on immediate disposition and were included within long-term other assets, net at December 31, 2003.

Gateway regularly monitors and evaluates the realizable value of its investments. When assessing investments for other-than-temporary declines in value, Gateway considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been below original cost, Gateway’s ability and intent to continue holding the investment, the regulatory, economic or technological environment of the investee, performance of the investee’s stock price in relation to the stock price of its competitors and the market in general, analyst recommendations and forecasts and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that an other-than-temporary decline in the value of an investment has occurred, Gateway records an impairment charge to income in that period.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e) Inventory:

Inventory, which is comprised of component parts, both owned and consigned, subassemblies and finished goods, including refurbished PCs, is valued at the lower of first-in, first-out (FIFO) cost or market. Component parts and subassemblies consist of raw materials and products other than the PC such as peripherals, software not included with the PC, accessories and convergence consumer electronics products. Gateway performs an assessment of its inventories quarterly, reviewing the amounts of inventory on hand and under commitment against its latest forecasted demand requirements to determine whether excess or obsolescence write-downs are required.

(f) Property, Plant and Equipment:

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the assets’ estimated useful lives, as follows:

Estimated Useful Life (Years)
Office and Production Equipment	1-7
Furniture & Fixtures	7-10
Internal Use Software	3-5
Vehicles	3
Leasehold Improvements	Lesser of 10 or Lease Life
Buildings	35

Upon sale or retirement of property, plant and equipment, the related costs and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of net income (loss).

As part of Gateway’s restructuring efforts primarily resulting from the acquisition of eMachines and closure of its retail stores during the first and second quarters of 2004, the estimated useful lives of certain assets were shortened. The estimated useful lives of certain store assets had previously been shortened effective January 1, 2003 in connection with the closing of 76 stores in the first quarter of 2003. Additionally, effective July 1, 2003, Gateway reduced the estimated service lives for certain information technology assets to twelve months in connection with certain outsourcing initiatives. These revisions to estimated useful lives resulted in additional depreciation expense of $28.7 million, $21.7 million, and $0 for the nine months ended September 30, 2004 and full years 2003 and 2002, respectively.

(g) Intangible Assets and Goodwill:

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, generally four to ten years. Intangible assets with indefinite lives such as tradenames and goodwill are not amortized. Intangible assets are reviewed for impairment whenever events or circumstances indicate an event of impairment may exist. Goodwill is reviewed for impairment annually during the fourth quarter or whenever events or circumstances indicate an event of impairment may exist.

Intangible assets with finite lives acquired through the acquisition of eMachines, including customer-related assets, were assigned useful lives of ten years. Amortization expense related to these assets will approximate $4.8 million annually.

Total intangible asset amortization expense was $9.8 million, $9.3 million and $13.6 million for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, respectively.

(h) Long-lived Assets:

Gateway reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted net future cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. See Note 14.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i) Royalties:

Gateway has royalty-bearing license agreements that allow Gateway to sell certain hardware and software which are protected by patent, copyright or license. Royalty costs are accrued and included in cost of goods sold when products are shipped or amortized over the period of benefit when the license terms are not specifically related to the units shipped.

(j) Warranty:

Gateway provides standard warranties with the sale of its products. The estimated cost of providing the product warranty is recorded at the time revenue is recognized. Gateway maintains product quality programs and processes including actively monitoring and evaluating the quality of its suppliers. Estimated warranty costs are affected by ongoing product failure rates, specific product class failures outside of experience and material usage and service delivery costs incurred in correcting a product failure or in providing customer support. A summary of changes in Gateway’s accrued warranty liability, which is included in accrued liabilities and other long-term liabilities, is as follows (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Accrued warranty, beginning of the period	$26,897	$67,141
Accruals for warranties issued during the period	41,932	114,042
Settlements made	(50,125)	(154,286)

Accrued warranty, end of the period	$18,704	$26,897

(k) Trade Payables Program:

Gateway has an accelerated supplier payment program through which certain suppliers may elect to receive advance payment from a designated finance company on invoices due to them by Gateway. Any difference between the original amount due to the supplier for the goods and/or services received and the amount ultimately required to be repaid by Gateway to the finance company, including fees and interest, is recorded as interest expense for the period. Included in accounts payable is approximately $1 million that was advanced to suppliers and outstanding to the finance company as of September 30, 2004.

(l) Deferred Stock-Based Compensation:

Gateway issued 5.3 million shares of restricted stock valued at approximately $27 million to certain executives in connection with its acquisition of eMachines. The restriction is based on the continued employment of such executives and approximately 2.5 million, 2.5 million and 300,000 shares vest on January 1, 2005, 2006 and 2007, each respectively. Deferred stock-based compensation was $18.5 million as of September 30, 2004 and will continue to be amortized to compensation expense in future periods in accordance with the vesting schedule. See Note 10.

(m) Revenue Recognition:

Gateway recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. Revenue from training services, previously offered through its store network was recognized as the services were rendered. Revenue from internet services provided by third parties is recognized as the services are provided based on subscriber counts as reported to Gateway by the service providers. Revenue from the sale of other services rendered by third parties, such as installation services, is generally recognized when such services are performed.

Gateway records reductions in revenue in the current period for estimated future product returns and estimated rebate redemption rates related to current period sales. Management analyzes historical returns, current trends, changes in customer demand and acceptance of Gateway products when evaluating the adequacy of the sales returns allowances in any accounting period. Management also analyzes historical rebate redemption rates, current trends and the interrelationship of these rates with the current rebate dollar amounts in evaluating rebate allowances. Gateway records reductions to revenue for estimated commitments related to customer incentive programs and other sales incentives. This includes, among other things, trade-ins and referral credits.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gateway offers its customers an option to purchase extended warranties. Revenue related to sales of extended warranties sold on behalf of third-parties is recognized at the time of sale. Revenue from sales of extended warranties where Gateway is the legal obligor is deferred and recognized on a straight-line basis over the warranty service period. A schedule of additions to extended warranty deferred revenue, which is included in other current liabilities and long-term liabilities, and recognition of extended warranty revenue for the periods presented is as follows (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Extended warranty deferred revenue, beginning of the period	$216,790	$147,599
Additions to extended warranty deferred revenue	88,295	163,265
Extended warranty revenue recognized	(100,239)	(94,074)

Extended warranty deferred revenue, end of the period	$204,846	$216,790

(n) Shipping and Handling:

Shipping and handling costs are included in costs of sales for all periods presented. Shipping and handling costs charged to customers is recorded as revenue in the period the related product sales revenue is recognized.

(o) Advertising Costs:

Advertising costs are charged to expense as incurred and are included within selling, general and administrative expenses. Advertising expenses were approximately $67 million, $188 million, and $215 million for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, respectively.

(p) Income Taxes:

The provision for income taxes is computed using the liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Other current liabilities include tax liabilities related to current or future federal, state or foreign tax audits. See Note 6.

(q) Net Loss Per Share (in thousands):

Basic loss per common share is computed using net loss attributable to common stockholders and the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed using net loss attributable to common stockholders and the combination of potentially dilutive common stock (unless anti-dilutive) and the weighted average number of common shares outstanding during the period. Diluted shares excludes 25,163 and 24,227 and 22,378 weighted average incremental shares for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, respectively, related to employee and director stock options and Series A Convertible Preferred Stock. These shares are excluded despite their exercise prices being below the average market price, or assuming the “if-converted” method for the Series A Convertible Preferred Stock, as their effect on earnings per share is anti-dilutive.

The Series C Redeemable Convertible Preferred Stock is contingently convertible to 5,939 shares and is not included in calculated loss per share as the contingency was not met (and their effect is anti-dilutive) as of September 30, 2004 or December 31, 2003 or 2002.

Gateway has also excluded from calculated earnings per share 52,694 shares, 47,082 shares, and 52,498 shares for the nine months ended September 30, 2004 and December 31, 2003 and 2002, respectively, related to non-employee warrants and employee and director stock options which have exercise prices greater than the average market price of the common shares for those periods.

See Note 16 for discussion of the settlement of the Series A Convertible and Series C Redeemable Convertible preferred stock in the fourth quarter of 2004.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(r) Stock-based Compensation:

Gateway measures compensation expense for its employee and non-employee director stock-based compensation using the intrinsic value method. Compensation charges related to other non-employee stock-based compensation are measured using fair value methods. Had compensation expense for employee and director stock options been determined based on the fair value of the options on the date of the grant, net loss and net loss per share would have resulted in the following pro forma amounts (in thousands, except per share amounts):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Net loss attributable to common stockholders—as reported	$(569,381)	$(525,950)	$(309,041)
Add: compensation expense included in net loss, net of related tax effects	9,360	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(21,017)	(27,439)	(35,341)

Net loss attributable to common stockholders—pro forma	$(581,038)	$(553,389)	$(344,382)

Basic and diluted net loss per share—as reported	$(1.58)	$(1.62)	$(0.95)

Basic and diluted net loss per share—pro forma	$(1.61)	$(1.71)	$(1.06)

(s) Derivative Instruments, Hedging Activities and Foreign Currency:

Gateway considers the U.S. dollar to be its functional currency for certain of its international operations and the local currency for all others. For subsidiaries where the local currency is the functional currency, the assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses from translation are included in accumulated other comprehensive income. Gains and losses resulting from remeasuring monetary asset and liability accounts that are denominated in currencies other than a subsidiary’s functional currency are included in other income, net and are not significant.

(t) Segment Data:

Gateway reports segment data based on the internal reporting that is used by senior management for making operating decisions and assessing performance. During the second quarter of 2004 and in connection with the acquisition of eMachines, Gateway reorganized its internal reporting structure and created two new segments, Retail and International. Gateway’s operating segments are Direct Sales (previously Consumer), Professional, Retail and International. The International segment currently meets the aggregation criteria of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” and is included in the Retail segment for external reporting purposes. See Note 12.

(u) New Accounting Pronouncements:

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revised interpretation of FIN 46, “Consolidation of Variable Interest Entities” (“FIN 46-R”). FIN 46 requires certain variable interest entities (“VIEs”) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk in the entity to finance its activities without additional subordinated financial support from the other parties and was effective for the Company for all VIE arrangements entered into after January 31, 2003. FIN 46-R was effective for the Company in the first quarter 2004 and neither the adoption of FIN 46 nor FIN 46-R had a material impact on its results of operations, financial position or cash flow.

In December 2003, the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”, which supersedes SAB 101, “Revenue Recognition in Financial Statements”. SAB 104 rescinds the accounting guidance contained in SAB 101 specifically related to multiple element revenue arrangements, but leaves the remaining SAB 101 principles largely unchanged. The adoption of SAB 104 did not have a material impact on Gateway’s consolidated results of operations or financial position.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidelines for the evaluation and determination of whether a loss on certain investments is other-than-temporary and requires certain additional quantitative and qualitative disclosures pertaining to unrealized investment losses in a company’s annual financial statements. The effective date of the evaluation and measurement criteria of Issue No. 03-1 has been delayed pending issuance of FASB Staff Position Issue No. 03- 1-

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a, Implication Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The additional disclosure requirements continue to be effective for annual financial statements for fiscal years ending after December 15, 2003. Based on the current status of this Issue and the FASB’s progress to date, management does not expect the provisions of Issue 03-1 or Issue 03-1-a to have a material impact on Gateway’s results of operations or financial position.

In July 2004, the EITF reached a tentative conclusion on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” that contingently convertible debt instruments, commonly referred to as Co-Cos, should be included in diluted earnings per share computations, if dilutive, regardless of whether the contingent feature has been met. This conclusion was ratified by the FASB in October 2004 and is effective for reporting periods ending after December 15, 2004. On November 1, 2004, Gateway agreed to repurchase from America Online, Inc. its outstanding Series C redeemable, convertible preferred stock, which contained a contingent conversion feature. See Note 16. Management does not expect adoption of this Issue to have an impact on Gateway’s consolidated results of operations or financial position.

In November 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material or spoilage that may be incurred. SFAS 151 requires that these items be recognized as charges to expense in the periods incurred and clarifies that fixed production overhead costs be allocated to inventory based on “normal” production capacity. Unallocated overhead costs associated with abnormally low or high production in a given period should be charged to expense in that period. SFAS 151 is effective for Gateway on January 1, 2006 and management has not yet completed its assessment of the impact this Statement will have on Gateway’s consolidated results of operations or financial position.

2. Selected Balance Sheet Information (in thousands except where otherwise noted):

	September 30, 2004	December 31, 2003
Cash and cash equivalents
Unrestricted cash and cash equivalents	$269,996	$311,520
Restricted cash	48,204	37,581

	$318,200	$349,101

Accounts receivable, net:
Accounts receivable	$286,525	$215,759
Allowance for uncollectible accounts	(4,007)	(5,608)

	$282,518	$210,151

Inventory:
Components and subassemblies	$71,691	$37,894
Finished goods	153,284	25,798
Retail inventory	—	50,444

	$224,975	$114,136

Of these amounts, approximately $90 million and $1 million was in-transit, including amounts from overseas manufacturers or awaiting delivery at ports in Los Angeles and Long Beach, as of September 30, 2004 and December 31, 2003, respectively.

Other current assets:
Prepaid expenses	$68,169	$49,549
Receivables from suppliers	99,245	73,845
Assets held for sale	47,218	46,731
Other	63,698	80,028

	$278,330	$250,153

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	September 30, 2004	December 31, 2003
Property, plant and equipment, net:
Land	$9,718	$11,062
Leasehold improvements	12,579	99,204
Buildings	53,992	91,641
Construction in progress	7,869	43,220
Internal use software	245,984	304,101
Office and production equipment	152,617	288,439
Furniture and fixtures	12,897	85,307
Vehicles	398	525

	496,054	923,499
Accumulated depreciation and amortization	(382,556)	(592,586)

	$113,498	$330,913

Intangible assets, net:
Amortizable intangible assets (customer relationships, other)	$99,000	$50,550
Accumulated amortization	(46,341)	(36,567)
Non-amortizable intangible assets (trademarks and tradenames)	49,600	—

	$102,259	$13,983

Other assets:
Long-term investments	$3,792	$14,642
Other	5,317	5,423

	$9,109	$20,065

Accrued liabilities:
Warranty	$16,215	$23,992
Restructuring (see Note 14)	104,069	47,892
Other	181,093	205,571

	$301,377	$277,455

Other current liabilities:
Deferred revenue	$111,945	$109,999
Other	127,280	147,091

	$239,225	$257,090

Other long-term liabilities:
Deferred revenue	$94,211	$106,791
Warranty	2,489	2,905
Other	23,883	—

	$120,583	$109,696

Accumulated other comprehensive income:
Foreign currency translation	$23	$100
Unrealized gain (loss) on available-for-sale securities, net of taxes	(6)	2,695

	$17	$2,795

3. Financing Arrangements:

During the first quarter of 2003, Gateway terminated its former $300 million bank credit facility under which no loans were outstanding in order to reduce commitment fees payable under this unused facility. Gateway had not previously had any loans outstanding under this credit facility, and given its substantial liquidity position, Gateway did not foresee any need to borrow under the facility during its remaining term.

During the fourth quarter of 2004, Gateway entered into a credit agreement with a major financial institution that provides for a revolving credit facility of up to an aggregate of $200 million. See Note 16.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Marketable Securities and Long-Term Investments:

At September 30, 2004 and December 31, 2003, the carrying value of Gateway’s short-term and long-term investments is as follows (in thousands):

	September 30, 2004
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Other than Temporary Declines	Carrying Value
State and municipal securities	$30,634	$15	$(17)	$—	$30,632
Mortgage-backed securities	91,632	105	(511)	—	91,226
US Government and agencies	79,025	20	(584)	—	78,461
Corporate debt securities	128,004	43	(364)	—	127,683
Publicly traded equity securities	12,196	1,162	—	—	13,358

Total marketable securities	$341,491	$1,345	$(1,476)	$—	$341,360

Long-term publicly traded equity investments	$3,792	$—	$—	$—	$3,792

	December 30, 2003
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Other than Temporary Declines	Carrying Value
State and municipal securities	$24,784	$75	$—	$—	$24,859
Mortgage-backed securities	133,686	381	(750)	—	133,317
US Government and agencies	157,775	382	(115)	—	158,042
Corporate debt securities	421,030	2,820	(132)	—	423,718

Total marketable securities	$737,275	$3,658	$(997)	$—	$739,936

Long-term publicly traded equity investments	$17,792	$—	$—	$(3,150)	$14,642

Gateway’s marketable securities are not typically subject to a high degree of volatility and those in unrealized loss positions as of September 30, 2004 and December 31, 2003 had been in such loss positions for less than 12 months as of those dates. The following table summarizes debt maturities, excluding mortgage-backed securities which are not due on a single maturity date, at September 30, 2004 (in thousands):

	Amortized Cost	Carrying Value
Less than one year	$99,576	$99,227
Due in 2-3 years	127,633	127,105
Due in 4-5 years	5,454	5,444
Due after 5 years	5,000	5,000

	$237,663	$236,776

Due to other than temporary declines in the market value of its investment portfolio, Gateway recorded pre-tax charges of $3 million and $29 million in 2003 and 2002, respectively. No other than temporary declines in market value were identified for the nine months ended September 30, 2004.

5. Commitments, Contingencies and Concentrations:

Commitments:

Gateway leases certain operating facilities and equipment under noncancelable operating leases expiring at various dates through 2027. Rent expense was approximately $11 million, $42 million, and $56 million for the nine months ended September 30, 2004 and year ended December 31, 2003 and 2002, respectively. Gateway also subleases certain facilities. Sublease income was approximately $6.5 million, $7.2 million, and $4.2 million for the nine months ended September 30 2004 and years ended December 31, 2003 and 2002, respectively.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gateway has entered into licensing and royalty agreements that allow it to use certain hardware and software intellectual properties in its products. Total royalty expense is expected to be greater than the minimum amount stated below for these periods.

Future minimum lease payments and sublease income under terms of operating lease agreements, including amounts associated with closed facilities which are accrued as restructuring liabilities, and minimum royalty payments under royalty agreements as of September 30, 2004 are as follows (in thousands):

	Lease Obligations	Sublease Income	Net Lease Payments	Royalty Agreements
Remainder of 2004	$10,821	$2,601	$8,220	$6,888
Fiscal 2005	39,582	10,418	29,164	34,179
Fiscal 2006	34,500	10,097	24,403	5,379
Fiscal 2007	33,709	9,499	24,210	379
Fiscal 2008	27,450	7,827	19,623	379
Fiscal 2009	17,459	7,719	9,740	379
Thereafter	32,651	21,157	11,494	1,800

Total	$196,172	$69,318	$126,854	$49,383

Certain of Gateway’s operating lease commitments have been accrued for in connection with its restructuring actions. See Note 14 for further information.

Gateway has an arrangement whereby it shares in the loss experience of a third-party financing partner on certain purchases of Gateway products and services. Financing originations under this arrangement ended in the second quarter of 2001. Gateway’s maximum exposure under this loss sharing arrangement is approximately $2.6 million at September 30, 2004. The estimated losses are provided for in Gateway’s financial statements; however, if the actual losses prove to be greater than estimated it could affect Gateway’s future results of operations.

Contingencies:

Gateway has Standby Letters of Credit and Guarantees amounting to $28.4 million outstanding at September 30, 2004.

Gateway is a party to various lawsuits, claims, including assertions of patent infringements, investigations and administrative proceedings that arise in connection with its business, including those identified below. Gateway evaluates such matters on a case by case basis, and its policy is to vigorously contest any such claims it believes are without merit.

Hewlett-Packard Development Company, L.P. v. Gateway, Inc. is a suit filed in the United States District Court in the Southern District of California on March 24, 2004. The complaint alleges that Gateway infringed six patents owned by Hewlett-Packard Development Company, L.P. (“HPDC”). On or about April 5, 2004, HPDC amended its complaint to allege the infringement of four additional patents. HPDC seeks damages, including treble damages, an injunction, prejudgment interest, costs and attorneys’ fees. Gateway has answered the complaint denying the allegations and alleging numerous affirmative defenses. In addition, Gateway has also asserted counterclaims against HPDC and Hewlett-Packard Company (“HP”) for patent infringement of five patents owned by Gateway and seeking damages, including treble damages, an injunction, prejudgment interest, costs and attorneys’ fees. On June 16, 2004, Gateway amended its counterclaims to add three additional patents to its infringement claims and to delete three other patents from its infringement claims. No trial date has been set.

HPDC also filed a complaint entitled Hewlett-Packard Development Company, L.P. v. eMachines, Inc. in the United States District Court for the Western District of Wisconsin on October 21, 2004, and amended its complaint on or about November 11, 2004. The original complaint alleges that eMachines has infringed three patents previously asserted by HPDC against Gateway in the ITC. The amended complaint asserts infringement of two additional patents. HPDC seeks damages, including treble damages, an injunction, prejudgment interest, costs and attorneys’ fees, and moved for a preliminary injunction barring eMachines’ sales based on assertions of infringement of one of the patents in suit. On December 1, 2004, the Court denied HPDC’s motion for a preliminary injunction. eMachines has moved to dismiss, or alternatively, to transfer HPDC’s amended complaint, and pending briefing of eMachines’ motion, the Court has tentatively set a trial date of October 17, 2005.

On July 2, 2004, Gateway, Inc. filed a complaint with the ITC entitled Certain Personal Computers, Monitors, and Components Thereof. On August 3, 2004, the ITC initiated proceedings in response to Gateway’s complaint. The complaint alleges that products imported into the United States by or for HP, including Compaq products, infringe one or more of three patents owned by Gateway. The complaint seeks a determination that HP has violated Section 337 of the Trade Act due to the infringement, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requests that the ITC issue an order excluding any infringing products from being imported, and enjoining sales of those products. HP has answered the complaint by denying the allegations and alleging numerous affirmative defenses, and the parties are in the discovery process. A one week trial is scheduled to commence on May 23, 2005, but that trial is set before the same administrative law judge presiding over the HPDC and HP ITC action. Therefore, the trial schedule is uncertain.

Amiga Development LLC v. Hewlett-Packard Co. was filed in the United States District Court in the Eastern District of Texas on July 2, 2004. Gateway has a less than controlling interest in Amiga, a holding company for intellectual property, controlled by Gateway’s Chairman of the Board. The complaint filed by Amiga alleges that HP is infringing three patents owned by Amiga. No trial date has been set.

On August 18, 2004, Gateway filed a complaint entitled Gateway, Inc. v. Hewlett-Packard Development Company, L.P. in the United States District Court for the Southern District of California seeking a declaratory judgment that Gateway has not infringed four HPDC patents and that those four HPDC patents are invalid. HPDC filed counterclaims against Gateway alleging that Gateway has infringed these four patents. HPDC seeks damages, including treble damages, an injunction, prejudgment interest, costs and attorneys’ fees. Gateway has not yet responded to these counterclaims. No trial date has been set.

HPDC also filed a complaint entitled Hewlett-Packard Development Company, L.P. v. eMachines, Inc. in the United States District Court for the Western District of Wisconsin on October 21, 2004. The complaint alleges that eMachines has infringed three patents previously asserted by HPDC against Gateway in the ITC. HPDC seeks damages, including treble damages, an injunction, prejudgment interest, costs and attorneys’ fees. Gateway has not yet answered the complaint. On December 1, 2004, the Court denied HPDC’s motion for a preliminary injunction to enjoin eMachines, Inc. from infringing U.S. Patent No. 5,737,604. No trial date has been set.

Lucent Technologies, Inc. v. Gateway, Inc. is a suit filed on June 6, 2002 in the United States District Court in the Eastern District of Virginia, and which was subsequently transferred to the United States District Court in the Southern District of California, asserting that Gateway infringes seven patents owned by Lucent Technologies, Inc. On or about February 26, 2003, Microsoft intervened in the action, seeking to challenge Lucent’s allegations with respect to five of the seven patents. In addition, on April 8, 2003, Microsoft filed an action against Lucent in the United States District Court for the Southern District of California. The suit seeks declaratory judgment that Microsoft products do not infringe patents held by Lucent, including the five patents upon which Microsoft based its intervention in the action Lucent brought against Gateway. On February 20, 2003, Lucent also sued Dell Computer in the United States District Court for the District of Delaware on six patents, all of which are included in Microsoft’s declaratory judgment action, and several of which are asserted by Lucent against Gateway. The suit against Dell was subsequently transferred to the United States District Court for the Southern District of California, where all three actions have been consolidated for discovery purposes. Lucent subsequently filed amended complaints against Dell and Gateway, respectively, to assert now the same patents against each. Through its amendments, Lucent asserted one additional patent against Dell and four additional patents against Gateway. All of the patents added through amendment are at issue in the Microsoft declaratory judgment action. The three actions, which have been consolidated for all purposes but trial, are currently set for trial in October 2005.

Dvorchak v. eMachines, Inc., et al. is a shareholder class action against eMachines, Inc. and others filed in November 2001, in California State Superior Court, County of Orange, relating to a 2001 transaction in which eMachines, which was then a public company, was taken private. The action originally sought to enjoin eMachines’ merger with Empire Acquisition Corp. (the Merger) to effectuate taking eMachines private. The court denied the requested injunction on December 27, 2001, allowing the consummation of the Merger. After the Merger, plaintiffs filed amended complaints seeking unspecified monetary and/or recession damages relating to the negotiations for and terms of the Merger through allegations of breaches of fiduciary duties by eMachines, its board members prior to the Merger, and certain of its officers. After initially denying class certification, on August 25, 2003, the court granted class certification. The court has yet to set a trial date.

Gateway’s management believes that the ultimate resolution of pending matters will not have a material adverse impact on Gateway’s consolidated financial position, operating results or cash flows. However, the results of legal proceedings cannot be predicted with certainty. Should Gateway fail to prevail in any of these legal matters or should one or more of these legal matters be resolved against Gateway in the same reporting period, its operating results could be materially adversely affected.

Concentrations:

Gateway depends on many third-party suppliers and manufacturers for key products and components contained in its products and solutions offerings. For some of these products and components, Gateway may only use a single source supplier, in part due to the lack of alternative sources of supply. If the supply of a key product or component is delayed or curtailed, Gateway’s ability to ship the related product or solution in desired quantities and in a timely manner could be adversely affected, possibly resulting in reductions in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

net sales. In cases where alternative sources of supply are available, qualification of the sources and establishment of reliable supplies could result in delays and possible reduction in net sales. In the event that the financial condition of Gateway’s third-party suppliers and manufacturers for key components was to erode, the delay or curtailment of deliveries of key products or components could occur. Additionally, Gateway’s reliance on third-party suppliers of key products or components exposes Gateway to potential product quality issues that could affect the reliability and performance of its products and solutions. Any lesser ability to ship products and solutions in desired quantities and in a timely manner due to a delay or curtailment of the supply of products or components, or product quality issues arising from faulty products or components manufactured by third-party suppliers, could adversely affect the market for Gateway’s products or solutions and lead to a reduction in Gateway’s net sales.

Similarly, Gateway depends on third-party suppliers of its solutions offerings, including financing and broadband. Should any of these sources discontinue the provision of services sold by Gateway or be less willing to offer their services to Gateway for any reason, then this could lead to a reduction in net sales if Gateway is unable to find alternative sources of these services.

Guarantees:

During the normal course of business, Gateway makes certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include: (i) intellectual property indemnities to its customers and licensees in connection with the use, sales and/or license of its products, (ii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of Gateway and (iii) indemnities involving the accuracy of representations and warranties in certain contracts. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments Gateway could be obligated to make. In addition, Gateway has made contractual commitments to certain employee(s) providing for payments upon the occurrence of certain prescribed events. Gateway has not recorded any liability for these indemnities, commitments and other guarantees.

6. Income Taxes:

The components of the provision (benefit) for income taxes are as follows (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Current	$(14,559)	$17,565	$(435,200)
Deferred	—	6,000	257,172

Provision (benefit) for income taxes	$(14,559)	$23,565	$(178,028)

A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to loss before income taxes is as follows (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Federal income tax at statutory rate	$(191,257)	$(171,936)	$(166,510)
Increase in valuation allowance	191,051	175,227	18,870
State income tax, net of federal benefit	(10,929)	(9,825)	(9,515)
Adjustment to prior year State benefit	—	13,570	—
Non-deductible compensation	11,742	—	—
Change in tax accrual	(14,559)	3,995	—
Other, net	(607)	12,534	(20,873)

Provision (benefit) for income taxes	$(14,559)	$23,565	$(178,028)

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets and deferred tax liabilities result from temporary differences in the following accounts (in thousands):

	September 30, 2004	December 31, 2003
Deferred tax assets:
Inventory	$7,051	$2,527
Accounts receivable	6,353	3,886
Accrued liabilities	69,082	119,807
Operating loss carryforwards	372,643	180,458
Property, plant and equipment	15,583	—
Investments	94,166	92,827
Other	13,617	13,617

Total deferred tax assets	578,495	413,122
Deferred tax liabilities:
Intangible assets	(48,092)	(30,590)
Prepaid expenses	(24,216)	(37,468)
Property, plant & equipment	—	(23,637)
Other	(33,142)	(19,593)

Total deferred tax liabilities	(105,450)	(111,288)
Valuation allowance	(492,885)	(301,834)

Net deferred tax liabilities	$(19,840)	$—

Gateway has federal net operating loss carryforwards of $1.0 billion that begin to expire in 2022 and state net operating loss carryforwards of $1.4 billion that expire between 2006 and 2024, depending on each state’s law.

Gateway has a valuation allowance of approximately $493 million as of September 30, 2004 for net deferred tax assets because of the uncertainty regarding their realization. Gateway expects to maintain a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained. Until an appropriate level of profitability is reached, Gateway does not expect to recognize any significant tax benefits from future results of operations.

7. Preferred Stock and Preferred Share Purchase Rights Plan:

Gateway has 5,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $.01 per share. In conjunction with the distribution of Preferred Share Purchase Rights, Gateway’s Board of Directors designated 1,000,000 shares of preferred stock as Series B Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Preferred Share Purchase Rights. At September 30, 2004 and December 31, 2003 no shares of Series B Junior Participating Preferred Stock were outstanding.

On January 19, 2000, the Board of Directors implemented a Preferred Share Purchase Rights Plan (Rights Plan) to protect stockholders’ rights in the event of a proposed non-consensual takeover of Gateway believed not to be in the stockholders’ best interests. Under the Rights Plan, Gateway declared a dividend of one preferred share purchase right (a Right) for each share of Gateway’s common stock outstanding. Pursuant to the Rights Plan, each Right entitles the registered holder to purchase from Gateway a one one-thousandth share of Series B Junior Participating Preferred Stock, $0.01 par value per share, at a purchase price of $350. In general, with certain exceptions, the Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 15% or more of Gateway’s outstanding shares of common stock. Upon exercise, holders, other than Acquiring Person, will have the right, subject to termination, to receive Gateway’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on January 18, 2010, are redeemable in whole, but not in part, at Gateway’s option for a price of $0.001 per Right.

During 1999, Gateway entered into a strategic relationship with America Online, Inc. (“AOL”) to leverage certain of the companies’ sales and distribution channels and capabilities. As a part of the agreement, AOL agreed to invest $800 million (subsequently reduced to $600 million) in Gateway over a three-year period. In December 1999, Gateway sold $200 million of common stock to AOL for cash and shares of AOL as the first closing.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 2, 2001, Gateway received $200 million in exchange for a convertible note due December 22, 2020 in connection with the second closing of the investment agreement with AOL. In December 2001, this convertible note was extinguished through the issuance of 50,000 shares of non-voting Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”). The Series C Preferred Stock had a fair value on the date of issuance of approximately $193 million which resulted in a gain of $7 million or $4.3 million, net of taxes. The fair value of $193 million is being accreted to the face value of $200 million through December 2004 using the effective interest method. The Series C preferred stock bears dividends at an annual rate of 1.5% paid semi-annually. The holder can put the Series C Preferred Stock to Gateway in December 2004, 2009 and 2014 at face value plus accrued and unpaid dividends and Gateway can satisfy this put option in cash out of funds legally available or registered common stock (at its then-current fair market value as defined) or some combination thereof at its option. The holder can convert the Series C Preferred Stock to 5,938,948 shares of common stock at any time prior to December 2020, provided Gateway’s common stock trades over $33.68 for 5 consecutive days or certain other conditions exist. In addition, Gateway can redeem the Series C Preferred Stock in cash at any time on or after December 22, 2004 for the face value plus accrued and unpaid dividends.

Gateway issued 50,000 shares of non-voting Series A Convertible Preferred Stock (“Series A Preferred Stock”) to AOL in exchange for $200 million in December 2001. This issuance was the third and final funding under the investment agreement. The Series A Preferred Stock will automatically convert into common stock of Gateway on December 24, 2004 at a conversion rate between $8.9935 and $10.07 per share based on the fair value of Gateway’s common stock at the date of conversion. If Gateway’s common stock price on that date is comparable to its common stock price as of September 30, 2004, the Series A would convert into a total of 22,238,283 shares of common stock. The Series A Preferred Stock is convertible earlier than December 24, 2004 at the option of AOL in the event of certain circumstances. The Series A Preferred Stock bears dividends at an annual rate of 2.92% paid quarterly.

Holders of Preferred Stock are entitled to receive dividends when and as declared by the Board of Directors. If dividends on the Preferred Stock are not paid, they continue to accrue and, in general, Gateway may not buy back its common stock while any such dividends remain unpaid. In addition, if dividends remain unpaid for (i) any two consecutive quarters or (ii) three quarterly payment periods in any six consecutive quarterly payment periods, then (1) if such dividends are unpaid on the Series A Preferred Stock, the holder has the option to convert the Series A Preferred Stock into 22,238,283 shares of Gateway common stock based on a conversion price of $8.9935 per share (based on the current market value of the common stock), and (2) certain restrictions on the transfer of the Preferred Stock and the Gateway common stock held by the holder of the Preferred Stock are lifted.

On November 1, 2004, Gateway entered into agreements with AOL, pursuant to which Gateway expects to repurchase the Series A and Series C preferred stock and 2.7 million shares of common stock from AOL for an aggregate purchase price of approximately $315.6 million. The transaction is expected to close on December 22, 2004 and is subject to customary conditions. See Note 16.

8. Stock Option Plans, Employee Stock Purchase Plan and Warrants:

Gateway maintains various stock option plans for its employees. Employee options are generally granted at the fair market value of the related common stock at the date of grant. These options generally vest over a four-year period from the date of grant. In addition, these options generally expire, if not exercised, ten years from the date of grant. Gateway also maintains option plans for non-employee directors. Option grants to non-employee directors generally have an exercise price equal to the fair market value of the related common stock on the date of grant. These options generally vest over one to three-year periods and generally expire, if not exercised, ten years from the date of grant.

For all of Gateway’s stock option plans, options for 26,587,000 shares, 26,110,000 shares and 22,081,000 shares of common stock were exercisable at September 30, 2004 and December 31, 2003 and 2002, respectively, with a weighted-average exercise price of $20.86, $24.64 and $31.04, respectively. There were 16,236,000 shares, 28,470,000 shares and 30,312,000 shares of common stock reserved and available for grant under Gateway’s stock option plans at September 30, 2004 and December 31, 2003 and 2002, respectively.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes activity under the stock option plans for the nine months ended September 30, 2004 and years ended 2003 and 2002 (in thousands, except per share amounts):

	Common Stock	Weighted-Average Exercise Price	Class A Common Stock	Weighted-Average Exercise Price
Outstanding, January 1, 2002	63,809	$27.78	61	$0.93
Granted	15,104	4.98	—	—
Exercised	(38)	5.99	(61)	0.93
Forfeited	(25,437)	33.59	—	—

Outstanding, December 31, 2002	53,438	$18.68	—	$—

Granted	12,996	2.88	—	—
Exercised	(320)	5.21	—	—
Forfeited	(13,384)	16.43	—	—

Outstanding, December 31, 2003	52,730	$15.29	—	$—

Granted	35,039	5.07	—	—
Exercised	(1,465)	3.15	—	—
Forfeited	(14,991)	12.66	—	—

Outstanding, September 30, 2004	71,313	$11.06	—	$—

The following table summarizes information about Gateway’s Common Stock options outstanding at September 30, 2004 (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 9/30/04	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 9/30/04	Weighted-Average Exercise Price
$ 2.10 – 5.03	23,092	8.94	$3.96	3,901	$4.30
5.05 – 5.99	21,944	8.86	5.47	4,074	5.98
6.00 – 11.19	11,189	7.51	7.80	4,413	9.44
14.53 – 69.38	15,088	5.01	32.45	14,199	33.23

	71,313	7.86	11.06	26,587	20.86

The weighted-average fair value per share of options granted during the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002 was $3.40, $1.96, and $3.30, respectively. The fair value of these options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for all grants during the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002: dividend yield of zero percent; risk-free interest rates ranging from 2.2 to 3.1 percent; expected volatility of 71 percent; and expected lives of the options of 3.5 years.

Gateway also offers eligible employees the opportunity to acquire shares under an employee stock purchase plan. Under the plan shares of Gateway’s common stock may be purchased at 100% of fair market value around the last business day of each month. Employees may purchase shares having a value up to 20% of their salary, subject to certain statutory limits. Total shares purchased for participating employees under the plan were 63,705 shares, 290,227 shares and 469,630 shares for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, respectively.

Gateway issued warrants to purchase 850,191 shares of common stock at $5.97 per share in exchange for certain consulting services during 2002. Prior to 2002, Gateway had issued warrants to purchase 624,750 shares of common stock at $8.92 per share. These warrants are outstanding and exercisable as of September 30, 2004 and expire on April 5, 2006 and September 4, 2005, respectively.

9. Retirement Savings Plan:

Gateway has a 401(k) defined contribution plan, which covers employees who have attained 18 years of age. Employees are eligible to participate on the first day of employment and may contribute up to 50% of their compensation to the plan in any plan year, subject to certain tax limitations. Participants receive a 50% matching employer contribution of up to 6% of their annual eligible compensation which vests over two years. Gateway made matching contributions of $3.1 million, $5.9 million and $7.7 million during the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, respectively.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Acquisition:

On March 11, 2004, Gateway completed its acquisition of eMachines, Inc., a privately-held PC company. The acquisition combines Gateway’s professional and consumer (now called “Direct Sales”) businesses, scale and cash availability with eMachines’ low cost structure, profitability, PC market strength, third-party retail network, and international presence. These factors contributed to a purchase price in excess of the fair value of eMachines’ net tangible and intangible assets acquired and, as a result, Gateway recorded goodwill in connection with this transaction.

The total purchase price of $262 million consisted of $41 million of cash, approximately $215 million in common stock and direct transaction costs of approximately $6 million. The consideration included approximately 5.3 million shares of restricted common stock issued to certain members of eMachines’ management and contingent upon continued employment of such executives through the next two to three years. The value of the common stock was determined based on the average market price of Gateway’s common stock over the 2-day period prior to and 2-day period following January 30, 2004, the date the acquisition was announced. The value assigned to the restricted shares was approximately $27 million and will continue to be amortized to operating expenses over the next nine quarters. The unamortized balance as of September 30, 2004 associated with the restricted shares is shown as Deferred Stock-Based Compensation in the accompanying unaudited condensed consolidated balance sheet.

The allocation of purchase price is subject to revision for approximately one year from the acquisition date as more detailed analysis is completed and additional information regarding the fair value of the assets acquired and liabilities assumed becomes available. As of September 30, 2004, management does not expect material changes to the purchase price will be required during the remaining allocation period. The preliminary allocation of the purchase price to the identifiable assets acquired and liabilities assumed based on the fair value of eMachines is as follows (in thousands):

Cash acquired	$3,589
Tangible assets acquired	304,524
Amortizable intangible assets	48,450
Indefinite-lived intangible assets (trademarks/tradenames)	49,600
Goodwill	155,626
Liabilities assumed	(300,071)

Total consideration	$261,718

Approximately $48 million has been allocated to amortizable intangible assets consisting of customer-related intangible assets with an estimated useful life of 10 years which will create approximately $4.8 million in additional amortization expense annually through 2014. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is not tax deductible. Goodwill will not be amortized and will be tested for impairment at least annually or whenever events or circumstances indicate an event of impairment may exist. Any change in the fair value of the net assets of eMachines resulting from additional analysis or information obtained before March 2005 will change the amount of purchase price allocable to goodwill.

Goodwill has been assigned to the Retail reporting segment which is consistent with the segment presentation of eMachines’ activities.

The results of operations of eMachines have been included in Gateway’s consolidated statements of operations since the completion of the acquisition on March 11, 2004. The following unaudited pro forma information presents a summary of the results of operations of Gateway assuming the acquisition of eMachines occurred on January 1, 2003 (in thousands, except per share amounts):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Unaudited Pro Forma:
Net sales	$2,955,636	$4,482,708
Net loss attributable to common stockholders	$(557,044)	$(531,531)
Basic and diluted net loss per share	$(1.67)	$(1.43)

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Supplemental Statements of Cash Flows Information (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$344	$1,255	$1,233
Cash received during the period for income taxes	$2,376	$286,791	$424,865
Supplemental disclosure of noncash investing and financing activities:
Value of common stock issued in acquisition of eMachines	$214,623	$—	$—
Accretion of preferred stock	$1,740	$2,298	$2,313

12. Segment Data:

For 2002, 2003 and the first quarter of 2004, Gateway managed its business by customer class, Consumer and Professional. With the acquisition of eMachines, the Company formed two new operating segments, Retail and International, and realigned the Company’s historical operating segments, Direct Sales (previously Consumer) and Professional during the second quarter of 2004. Management also realigned the allocation of certain corporate overhead expenses to the operating segments. Revenues, derived through the sale of the Company’s PC and Convergence / Non-PC products, and operations are distinguished by segment as follows:

•	Direct Sales – includes consumer and small business sales generated via Gateway’s web and phone centers as well as the contribution of Gateway retail stores which were closed on April 9, 2004;

•	Professional – includes small-to-mid size enterprise, education and public-sector sales;

•	Retail – includes sales through third-party retail channels, including eMachines activity subsequent to the acquisition and Gateway products beginning in the third quarter of 2004 as well as activity by Gateway alone to certain third-party channel customers in 2003 and 2002;

•	International – includes international sales and is currently aggregated within the Retail segment for external reporting purposes as it meets the aggregation criteria of SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

Revenues from these segments are derived from sales of PC and Convergence/Non-PC products and services. Gateway evaluates the performance of its segments based on sales and operating income, and does not include segment assets or other income and expense items for management reporting purposes. Segment operating income (loss) includes selling, general and administrative expenses and other overhead charges directly attributable to the segment and excludes certain expenses managed outside the reporting segment, such as depreciation and amortization. Other costs excluded from segment operating income (loss) primarily consist of general and administrative expenses that are managed on a corporate-wide basis and the restructuring, transformation and integration charges discussed in Note 14.

Certain amounts may be reclassed between segments or non-segment operations from time to time as necessary, such as the realignment of segments and allocation of corporate overhead expenses to segments in the second quarter of 2004. When this occurs, previously reported amounts are reclassed to conform to current presentation.

The following table presents revenue and operating income information by segment, with prior period amounts restated for consistency with current presentation (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Net sales:
Direct Sales	$861,949	$1,991,053	$2,686,677
Professional	877,446	1,199,886	1,392,683
Retail (including International)	881,712	211,425	91,965

Total segment net sales	$2,621,107	$3,402,364	$4,171,325

Operating income (loss):
Direct Sales	$7,827	$(98,546)	$(172,934)
Professional	47,682	78,397	145,367
Retail (including International)	13,835	8,473	5,176

Total segment operating income (loss)	$69,344	$(11,676)	$(22,391)

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of segment operating income (loss) to consolidated loss before income taxes, with prior period amounts restated for consistency with current presentation (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Segment operating income (loss)	$69,344	$(11,676)	$(22,391)
Non-segment operating expenses:
Restructuring and other charges:
Cost of goods sold	(82,044)	(63,251)	(15,604)
Selling, general and administrative expenses	(373,936)	(128,494)	(83,043)
Other non segment operating expenses	(200,224)	(307,154)	(390,204)
Other income (loss), net	11,291	19,328	35,496

Loss before income taxes	$(575,569)	$(491,247)	$(475,746)

The following table presents net sales by major group of products and services, with prior period amounts restated for consistency with current presentation (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Net sales:
Personal computers (PC)	$1,996,717	$2,456,859	$3,383,245
Convergence/Non-PC	624,390	945,505	788,080

Total net sales	$2,621,107	$3,402,364	$4,171,325

The North America region had long-lived assets of $225 million, $365 million and $554 million at September 30, 2004 and December 31, 2003 and 2002, respectively.

One retail customer accounted for approximately 24% of accounts receivable, net and 17% of consolidated net sales as of and for the nine months ended September 30, 2004. No single customer accounted for more than ten percent of accounts receivable, net or consolidated net revenues as of and for the years ended December 31, 2003 or 2002.

13. Selected Quarterly Financial Data (Unaudited):

The following tables contain selected unaudited consolidated quarterly financial data for Gateway for the periods indicated (in thousands, except per share data):

Nine Months Ended September 31, 2004:	1st Quarter	2nd Quarter	3rd Quarter
Net sales	$868,383	$837,592	$915,132
Gross profit	108,329	16,058	92,094
Operating loss	(187,695)	(337,491)	(61,674)
Net loss	(168,743)	(335,791)	(58,250)
Preferred stock dividends and accretion	(2,789)	(2,790)	(2,792)
Net loss attributable to common stockholders	(171,532)	(338,581)	(59,268)
Basic and diluted net loss per share	(0.51)	(0.91)	(0.16)
Basic and diluted weighted average shares outstanding	335,399	372,436	372,940

Year Ended December 31, 2003:	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$844,451	$799,639	$883,140	$875,134
Gross profit	106,234	137,658	88,202	131,470
Operating loss	(202,113)	(74,608)	(141,302)	(92,552)
Net loss	(197,699)	(69,783)	(136,056)	(111,274)
Preferred stock dividends and accretion	(2,782)	(2,784)	(2,785)	(2,787)
Net loss attributable to common stockholders	(200,481)	(72,567)	(138,841)	(114,061)
Basic and diluted net loss per share	(0.62)	(0.22)	(0.43)	(0.35)
Basic and diluted weighted average shares outstanding	324,072	324,072	324,116	324,377

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2002:	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$992,241	$1,004,915	$1,117,813	$1,056,356
Gross profit	124,635	143,580	167,673	130,317
Operating loss	(213,305)	(98,280)	(80,963)	(118,694)
Net loss	(123,193)	(58,468)	(46,878)	(69,179)
Preferred stock dividends and accretion	(2,987)	(2,777)	(2,779)	(2,780)
Net loss attributable to common stockholders	(126,180)	(61,245)	(49,657)	(71,959)
Basic and diluted net loss per share	(0.39)	(0.19)	(0.15)	(0.22)
Basic and diluted weighted average shares outstanding	323,976	324,026	324,028	324,048

The selected quarterly data (unaudited) for the first, second and third quarters of 2004, the first and third quarters of 2003 and the first quarter of 2002 include certain significant restructuring, transformation and integration charges. See Note 14.

14. Restructuring and Other Special Charges:

First Quarter 2004 Plan (“Q1 2004 Plan”):

During the first quarter of 2004, Gateway approved a restructuring plan to, among other things, close its 188 retail stores, reduce its workforce and consolidate facilities. Charges of $378 million ($70 million in cost of goods sold and $308 million in selling, general and administrative expenses) were recorded during the nine months ended September 30, 2004. The following table summarizes the status of the Q1 2004 Plan, including restructuring charges incurred and settlements made as of and for the nine months ended September 30, 2004 (in millions):

	Charges	Cash Settlements	Non-Cash Settlements	Accrued September 30, 2004
Employee Severance	$56	$(40)	$(1)	$15
Facilities / Capital / Operating Assets	301	(35)	(211)	55
Contract Termination Fees	21	(11)	—	10

Total	$378	$(86)	$(212)	$80

The nature of the charges related to the Q1 2004 Plan summarized above is as follows:

•	Employee Severance—Gateway recorded charges of $56 million related to severance benefits due to approximately 4,400 terminated employees in the United States, including approximately 2,900 employees associated with the retail stores closed in April 2004.

•	Facilities/Capital/Operating Assets—Gateway recorded charges of $301 million related to the closure of certain facilities, including the retail stores in April 2004, facilities in Sioux Falls and manufacturing operations in North Sioux City, the rationalization of certain IT equipment and inventory write-downs related to the closure of the stores. The charges include $157 million related to the write-down of and accelerated depreciation on long-lived assets primarily related to the retail stores, the closure of certain facilities and the rationalization of IT equipment, approximately $82 million related to the present value of future lease commitments, net of expected recoveries, $53 million related to the write-down of inventory primarily resulting from the closure of the stores and $9 million in other charges associated with the closure of the retail stores and other facilities.

•	Contract Termination Fees—Gateway incurred contract termination fees of approximately $21 million in connection with the reintegration of certain previously outsourced functions.

Additional related restructuring charges of approximately $20 million are expected to be recorded during the remainder of 2004 and beyond under the Q1 2004 Plan.

Third Quarter of 2003 Plan (“Q3 2003 Plan”):

During the third quarter of 2003, Gateway approved a restructuring plan to, among other things, reduce its workforce and close certain facilities. The significant restructuring activities related to this plan were initiated in the third quarter of 2003 and related actions continued through the second quarter of 2004. Charges of $79 million ($48 million in cost of goods sold and $31 million in selling, general and administrative expenses) were recorded in 2003 to provide for these actions. The following table summarizes the status of the Q3 2003 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2003 (in millions):

	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/03
Employee Severance	$28	$(11)	$—	$17
Facilities / Capital Assets	51	(2)	(39)	10

Total	$79	$(13)	$(39)	$27

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Charges of $13 million were recorded in 2004 under this plan primarily representing additional fixed asset write-downs on impaired facilities. A reduction of $4 million was recorded in the same period due to lower than expected severance costs and higher than expected recoveries on asset sales. The following table summarizes the status of the Q3 2003 Plan, including restructuring charges incurred and settlements made as of and for the nine months ended September 30, 2004 (in millions):

	Accrued at 12/31/03	Charges	Cash Settlements	Non-Cash Settlements	Adjustments	Accrued at 9/30/04
Employee Severance	$17	$2	$(13)	$—	$(3)	$3
Facilities / Capital Assets	10	11	(1)	(11)	(1)	8

Total	$27	$13	$(14)	$(11)	$(4)	$11

The nature of all charges related to the Q3 2003 Plan summarized in the tables above is as follows:

•	Employee Severance—Gateway recorded a $30 million charge primarily related to severance benefits due to terminated employees in the United States. Gateway notified approximately 1,700 employees of termination during the third and fourth quarters 2003, including approximately 600 manufacturing employees, 600 customer service employees and 500 administrative personnel.

•	Facilities / Capital / Operating Assets—Gateway recorded charges of $62 million related to the closure of certain facilities and outsourcing of certain activities, including an accrual of approximately $12 million related to the present value of future lease commitments, net of expected recoveries, $18 million related to the write-down of long-lived assets and loss on the sale of certain information technology assets, $9 million related to the write-down of inventory resulting from outsourcing activities and $12 million in accelerated depreciation based on a change in the useful life of certain long-lived assets and $11 million in 2004 related to additional fixed asset write-downs on impaired facilities.

First Quarter 2003 Plan (“Q1 2003 Plan”):

During the first quarter of 2003, Gateway approved a restructuring plan to close 76 retail stores (in addition to the four stores previously announced). Gateway also continued its focus on other cost reductions, resulting in a workforce reduction of approximately 1,900 employees. The significant restructuring activities were completed during the first quarter of 2003, however; payments are expected to continue through 2005.

Charges of $69 million ($8 million in cost of goods sold and $61 million in selling, general and administrative expenses) were recorded during 2003 under this plan. Included in the $69 million charge is $35 million primarily associated with retail stores that were closed during the first quarter of 2003. The following table summarizes the status of the Q1 2003 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2003 (in millions):

	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/03
Employee Severance	$18	$(13)	$(1)	$4
Facilities / Capital Assets	51	(12)	(34)	5

Total	$69	$(25)	$(35)	$9

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reduction of $4 million (selling, general and administrative) in employee severance liabilities relating to lower than anticipated severance costs associated with this plan, including a reduction in anticipated health-related benefits, was recorded during the nine months ended September 30, 2004. The following table summarizes the status of the Q1 2003 Plan, including restructuring charges incurred and settlements made as of and for the nine months ended September 30, 2004 (in millions):

	Accrued at 12/31/03	Cash Settlements	Adjustments	Accrued at 9/30/04
Employee Severance	$4	$—	$(4)	$—
Facilities / Capital Assets	5	(3)	—	2

Total	$9	$(3)	$(4)	$2

The nature of all charges related to the Q1 2003 Plan summarized in the tables above is as follows:

•	Productivity Initiatives—Gateway recorded an $18 million charge primarily related to severance benefits to terminated employees in the United States. Gateway terminated approximately 1,900 employees during the first quarter of 2003, including approximately 900 retail store employees, 500 manufacturing employees and 500 administrative personnel.

•	Facilities / Capital / Operating Assets—Gateway recorded a charge of $51 million related to the closure of 76 retail stores, including an accrual of approximately $13 million related to the present value of future lease commitments, net of expected recoveries, $4 million in other related expenses and the write-off of $34 million of abandoned fixed assets related to retail stores that were closed.

First Quarter 2002 Plan (“Q1 2002 Plan”):

During the first quarter of 2002, Gateway approved a restructuring plan to, among other things, reduce its workforce and close certain retail locations and other company sites. A pre-tax charge of $109 million ($16 million in cost of goods sold and $93 million in selling, general and administrative expenses) was recorded in 2002 to provide for these actions. Included in the pre-tax charge of $109 million is $55 million for asset write-downs related to the impairment of certain long-lived assets that were abandoned during the quarter. The significant restructuring activities were completed during 2002, however, payments continue through 2004.

The following table summarizes the status of the Q1 2002 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2002 (in millions):

	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/02
Employee Severance	$30	$(28)	$(2)	$—
Facilities / Capital Assets	59	(7)	(43)	9
Operating Assets	20	(8)	(10)	2

Total	$109	$(43)	$(55)	$11

During the first quarter of 2003, Gateway recorded an additional $3 million charge, included in cost of goods sold, for further asset write-downs. The following table summarizes the status of the Q1 2002 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2003 (in millions):

	Accrued at 12/31/02	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/03
Facilities / Capital Assets	$9	$3	$(4)	$(3)	$5
Operating Assets	2	—	(1)	—	1

Total	$11	$3	$(5)	$(3)	$6

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the status of the Q1 2002 Plan, including restructuring charges incurred and settlements made as of and for the nine months ended September 30, 2004 (in millions):

	Accrued at 12/31/03	Cash Settlements	Adjustments	Accrued at 9/30/04
Employee Severance	$5	$(2)	$(1)	$2
Facilities / Capital Assets	1	(1)	—	—

Total	$6	$(3)	$(1)	$2

The nature of all charges related to the Q1 2002 Plan summarized in the tables above is as follows:

•	Productivity Initiatives—Gateway recorded a $30 million charge related to severance benefits to terminated employees in the United States. Gateway terminated approximately 2,400 employees during the quarter ended March 31, 2002, including approximately 1,400 employees primarily related to sales and customer service, 600 manufacturing employees and 400 other administrative personnel.

•	Facilities/Capital Assets—Gateway recorded a $62 million charge related to the abandonment of certain capital assets, including $30 million related to the closure of certain of Gateway’s facilities and $16 million primarily related to the abandonment of certain information technology projects in the United States. Gateway recorded charges of approximately $16 million, principally related to future lease commitments, net of expected recoveries, as a result of closing certain of Gateway’s facilities.

•	Operating Asset—Gateway recorded a charge of $20 million related to the closing of 19 stores in the U.S. In connection with these store closings, Gateway recorded approximately $10 million in exit costs related to future lease commitments, net of expected recoveries, and $10 million for impairment of store assets that were abandoned during the quarter ended March 31, 2002.

Third Quarter 2001 Plan (“Q3 2001 Plan”):

During the third quarter of 2001, Gateway approved a restructuring plan to, among other things, reduce its workforce, close certain retail locations, consolidate facilities, redefine its information technology strategy, and exit certain other activities, including its company-owned international operations. Pre-tax charges of $454 million (including non-cash charges of $229 million) were recorded in 2001, to provide for these actions. The charges are included in cost of goods sold and selling, general and administrative expenses. The significant restructuring activities were completed during 2001 however, payments are expected to continue through 2004.

The following table summarizes the status of the Q3 2001 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2001 (in millions):

	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/01
Employee Severance	$33	$(24)	$(2)	$7
Facilities / Capital Assets	93	(8)	(83)	2
Operating Assets	5	(2)	(2)	1
International Restructuring	301	(81)	(131)	89
Other	22	(2)	(11)	9

Total	$454	$(117)	$(229)	$108

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the first quarter of 2002, an adjustment to reduce these charges by $10 million was recorded due to higher than expected recovery on assets. The following table summarizes the status of the Q3 2001 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2002 (in millions):

	Accrued at 12/31/01	Cash Settlements	Adjustments	Accrued at 12/31/02
Employee Severance	$7	$(7)	$—	$—
Facilities / Capital Assets / Operating Assets	3	(1)	—	2
International Restructuring	89	(46)	(10)	33
Other	9	(9)	—	—

Total	$108	$(63)	$(10)	$35

In the first quarter of 2003, Gateway recorded an additional charge of $2 million, included in cost of goods sold, for further asset write-downs. The following table summarizes the status of the Q3 2001 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2003 (in millions):

	Accrued at 12/31/02	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/03
Facilities / Capital Assets	$2	$2	$(1)	$(2)	$1
Operating Assets	33	—	(33)	—	—

Total	$35	$2	$(34)	$(2)	$1

Gateway recorded a $7 million charge for the nine months ended September 30, 2004 representing a further reduction in the value of facilities closed in connection with this plan. The following table summarizes the status of the Q3 2001 Plan, including restructuring charges incurred and settlements made as of and for the nine months ended September 30, 2004 (in millions):

	Accrued at 12/31/03	Charges	Non-Cash Settlements	Adjustments	Accrued at 9/30/04
Facilities / Capital Assets / Severance	$1	$7	$(7)	$(1)	$—

The nature of all charges related to the Q3 2001 Plan summarized above is as follows:

•	Productivity Initiatives—Gateway recorded charges of $33 million in 2001 related to severance benefits to terminated employees in the United States and Canada. Gateway terminated approximately 2,600 employees in the United States during the quarter ended September 30, 2001, including approximately 600 manufacturing employees, 700 call center employees, 1,000 employees primarily related to sales and customer service and 300 other administrative personnel.

•	Facilities/Capital Assets—Gateway recorded charges of $93 million in 2001 related to the abandonment of certain capital assets, including $66 million primarily related to the abandonment of certain information technology projects in the United States and $17 million related to the impairment of assets that were abandoned. Gateway recorded approximately $10 million principally related to future lease commitments, net of expected recoveries, and other costs, as a result of consolidation and closure of certain of its facilities. An additional $7 million was recorded in 2004 in connection with facilities closed under this plan.

•	Operating Assets—Gateway recorded a charge of $5 million, related to the closing of 6 stores in the United States. In connection with these store closings, Gateway recorded approximately $3 million in the third quarter of 2001 in exit costs related to future lease commitments, net of expected recoveries. Gateway also recorded $2 million in the third quarter of 2001 for the impairment of store assets that were abandoned during that quarter.

•	International Restructuring—During the third quarter of 2001, Gateway made the decision to exit substantially all of its company-owned international operations. As a result, Gateway recorded a charge of $301 million during the third quarter of 2001. The charge included $131 million for impairment of assets, $68 million associated with the settlement of certain contractual obligations including warranty obligations for customers, repayment of an economic development grant, and termination for contracts with service providers, $70 million related to severance for 1,300 employees in Europe and 1,500 employees in Asia Pacific, $19 million for lease commitments, net of expected recoveries, and $13 million related to administrative costs incurred in connection with the winding up of international operations. In the first quarter of 2002, an adjustment of $10 million was recorded primarily due to a higher than expected recovery on assets.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Other—In the third quarter of 2001, Gateway recorded a charge of $11 million related to the settlement of certain contractual obligations and $11 million for impairment of assets.

First Quarter 2001 Plan (“Q1 2001 Plan”):

During the first quarter of 2001, Gateway approved a restructuring plan to, among other things, reduce its workforce, close certain retail locations, consolidate facilities, redefine its information technology strategy, and exit certain other activities. Pre-tax charges of $422 million, were recorded in 2001 to provide for these actions and other related items. The charges are included in cost of goods sold and selling, general and administrative expenses. Included in the pre-tax charges of $422 million is $306 million for asset write-downs and additional depreciation expense related to the impairment of certain long-lived assets that were either abandoned during the quarter, or for which the resulting estimated future reduced cash flows were insufficient to cover the carrying amounts. The significant restructuring activities were completed in 2001, however, payments continue through 2004.

The following table summarizes the status of the Q1 2001 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2001 (in millions):

	Charges	Cash Settlements	Non-Cash Settlements	Accrued at 12/31/01
Employee Severance	$39	$(39)	$—	$—
Facilities / Capital Assets	99	(1)	(91)	7
Operating Assets	81	(16)	(54)	11
International Restructuring	48	(27)	(21)	—
Impairment of Goodwill and Related Intangibles	140	—	(140)	—
Other	15	(15)	—	—

Total	$422	$(98)	$(306)	$18

The following table summarizes the status of the Q1 2001 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2002 (in millions):

	Accrued at 12/31/01	Cash Settlements	Accrued at 12/31/02
Facilities / Capital Assets	$7	$(5)	$2
Operating Assets	11	(5)	6

Total	$18	$(10)	$8

Gateway recorded charges of $4 million in 2003 related to lease accruals on facilities closed under this plan. The following table summarizes the status of the Q1 2001 Plan, including restructuring charges incurred and settlements made as of and for the year ended December 31, 2003 (in millions):

	Accrued at 12/31/02	Charges	Cash Settlements	Accrued at 12/31/03
Facilities / Capital Assets	$2	$4	$(2)	$4
Operating Assets	6	—	(5)	1

Total	$8	$4	$(7)	$5

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gateway recorded charges of $5 million to this plan for the nine months ended September 30, 2004 representing additional lease liabilities on vacated facilities that have not yet been sublet as originally anticipated. The following table summarizes the status of the Q1 2001 Plan, including restructuring charges incurred and settlements made as of and for the nine months ended September 30, 2004 (in millions):

	Accrued at 12/31/03	Charges	Cash Settlements	Accrued at 9/30/04
Facilities / Capital Assets	$4	$5	$—	$9
Operating Assets	1	—	(1)	—

Total	$5	$5	$(1)	$9

The nature of all charges related to the Q1 2001 Plan summarized in the tables above is as follows:

•	Employee Severance—Gateway recorded a $39 million charge related to severance benefits to terminated employees in the United States and Canada approximately, all of which was paid prior to December 31, 2001. Gateway terminated approximately 2,400 employees during the quarter ended March 31, 2001, including approximately 1,850 employees primarily related to sales and customer service, 400 manufacturing employees and 150 other administrative personnel.

•	Facilities/Capital Assets—Gateway recorded a $99 million charge related to the abandonment of certain capital assets during the first quarter of 2001, including $78 million primarily related to the abandonment of certain information technology projects in the United States. In addition, Gateway recorded $8 million principally related to lease commitments, net of expected recoveries, as a result of consolidating certain of Gateway’s facilities. Gateway also reduced its estimate of the useful lives of assets related to facilities that had not yet been vacated and recorded an additional $13 million of depreciation expense. Additional charges of $4 million and $5 million were recorded in 2003 and 2004, respectively, representing additional lease liabilities on vacated facilities that have not been sublet as originally anticipated.

•	Operating Assets—Gateway recorded a charge of $81 million related to the closing of 27 stores in the U.S. and 11 stores in Canada and the decision to exit the majority of its store-within-a-store locations. In connection with these store closings, Gateway recorded approximately $27 million in exit costs related to future lease commitments, net of expected recoveries, and $42 million for impairment of store assets that were abandoned during the year ended December 31, 2001. Gateway also reduced its estimate of the useful lives of assets related to stores that had not yet been closed and recorded $12 million of additional depreciation expense.

•	International Restructuring—Gateway recorded a charge of $48 million related to its international restructuring activities, including $7 million for lease commitments, net of expected recoveries, associated with the closing of stores, $16 million for impairment of assets at closed facilities, an accrual of $18 million related to severance for 220 employees in Europe and 210 employees in Asia Pacific and $2 million of other charges. Gateway also reduced its estimate of useful lives of assets related to facilities that had not yet been closed and recorded an additional $5 million of depreciation expense.

•	Impairment of goodwill and related intangibles—In late March 2001, Gateway decided to abandon the business and technology related to the acquisition of NECX Direct, LLC. As a result, upon review of the estimated cash flows of the NECX business from the decision date to the disposition date and Gateway’s determination that the assets had no alternative future uses, the estimated value of the NECX goodwill was determined to be zero. Gateway consequently wrote off the unamortized value of the NECX goodwill, resulting in a $140 million impairment charge recorded in 2001.

•	Other—Other exit activities total $15 million for contract termination fees, including the service provider for gateway.net customers.

GATEWAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table outlines the anticipated net future cash outlays associated with all restructuring plans:

Remainder of 2004	$42,059
Fiscal 2005	30,673
Fiscal 2006	13,188
Fiscal 2007	2,270
Fiscal 2008	3,823
Fiscal 2009	3,714
Thereafter	8,342

Total accrued restructuring liability	$104,069

15. Related Party Transactions:

Through its acquisition of eMachines, Gateway acquired an approximate 17% interest (on an as-converted basis) in another company that provides reverse logistics, product registration, technical support, parts sales, PC refurbishing and other related services to Gateway and its customers. The controlling shareholder of this company was named to the Gateway management team in March 2004 and Gateway implemented additional procedures to provide for independent senior management review of any commercial relationships between Gateway and this company. Gateway has entered into an approximate $4 million software development arrangement with this company and paid approximately $23.4 million for the services described above during the nine months ended September 30, 2004. No amounts were paid to this company by Gateway during the years ended December 31, 2003 and 2002.

16. Subsequent Events:

Financing Agreement - On October 30, 2004, Gateway entered into a credit agreement with a major financial institution that provides for a revolving credit facility of up to an aggregate of $200 million. Borrowings under the agreement would bear interest, at Gateway’s election, based on LIBOR or a base rate and are secured by substantially all of Gateway’s accounts receivable, inventory and certain deposit accounts into which accounts receivable payments are initially deposited. The agreement contains usual and customary covenants for an arrangement of its type, including an obligation of Gateway to maintain at all times $150 million of unrestricted cash and marketable securities. The agreement expires on October 31, 2009, at which time all amounts outstanding will be due and payable.

Settlement of Series A and Series C Preferred - On November 1, 2004, Gateway entered into agreements with AOL, pursuant to which Gateway expects to repurchase the Series A and Series C preferred stock and 2.7 million shares of Gateway common stock from AOL for an aggregate purchase price of approximately $315.6 million. The transaction is expected to close on December 22, 2004 and is subject to customary conditions. Under the agreements, (i) Gateway is required to pay $185.6 million in cash at the closing scheduled for December 22, 2004, (ii) AOL is required to use some of the Gateway securities to pay up to $33 million otherwise owing to Gateway for payments accrued in 2004 under the Strategic Alliance Agreements between Gateway and AOL; and (iii) Gateway will owe the remaining $97 million to AOL unless it otherwise decides to pay the $97 million at the closing date. The $97 million obligation, which accretes at a rate based on LIBOR, can be satisfied by Gateway in cash, through the offset of future payments that AOL would otherwise owe Gateway under the Strategic Alliance Agreements beginning January 1, 2005, or a combination of cash and offsets. If the $97 million obligation (plus accretion) is not satisfied in full by June 30, 2005, the payment date is extended by up to two years, and Gateway will owe AOL an additional amount based on a formula. The Series A preferred stock would otherwise automatically convert into approximately 22.2 million shares of Gateway common stock on December 24, 2004. The Series C preferred stock is otherwise redeemable at AOL’s option in December 2004 at its stated value of $200 million. The Series A and C preferred stock have a combined carrying value of $399.5 million as of September 30, 2004. The purchase price reflects a negotiated discount to the $5.54 per share closing price of Gateway’s common stock on October 18, 2004. In addition to the stock repurchase, Gateway reached a settlement as part of these agreements for a $2.5 million payment by AOL to Gateway related to contested amounts for prior periods under the strategic alliance agreements.

Changes in Extended Service Plans – In November 2004, Gateway entered into an agreement with a third-party service plan administrator to sell extended service plans on Gateway’s products to Gateway customers on behalf of that administrator and its affiliates. Terms of the contract are retroactive and applicable to extended service plans sold after October 1, 2004. Gateway’s portion (net amount) of the revenue on extended service plans sold on behalf of the administrator under this contract will be recognized as such contracts are sold. In States where law requires Gateway to be the legal obligor on extended service plans, revenue will continue to be deferred and recognized over the service period in accordance with Gateway’s accounting policy for extended service plans (see Note 1).